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                                                                   Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: DIANA PURCEL

         FAMOUS DAVE'S OF AMERICA, INC.

         (952) 294-1300

         DIANA.PURCEL@FAMOUSDAVES.COM

                    FAMOUS DAVE'S REPURCHASES BLOCK OF SHARES

         MINNEAPOLIS, MN, JUNE 4, 2004 - FAMOUS DAVE'S OF AMERICA, INC. (NASDAQ:
DAVE) today announced that on June 4, 2004, it repurchased 200,000 shares of its common stock from its founder and former Chairman of the Board, Dave Anderson, at a price of $7.80 per share. The closing price was $8.22 for the day. The purchase was completed under the Company's ongoing share repurchase program.

         Since the May 12, 2004 announcement of its intention to acquire up to 1 million shares under a share repurchase program, the Company has repurchased a total of 258,100 shares of its common stock, including the repurchase from Mr. Anderson.

         "Buying a block of Famous Dave's common stock from our founder Dave Anderson is a big step towards reaching the goals of our share repurchase program," said David Goronkin, President and CEO of Famous Dave's. "Famous Dave's is in a great position to make an investment intended to enhance the return on equity for our valued shareholders, and the share repurchase program and this transaction are important steps in that direction."

         Dave Anderson, who founded the Company in 1994, left his post as Chairman of the Board in December 2003 to serve our country as Assistant Secretary for Indian Affairs at the United States Department of the Interior.

         ABOUT FAMOUS DAVE'S. Famous Dave's of America, Inc. (NASDAQ:DAVE) develops, owns, operates and franchises barbeque restaurants. The company currently owns 38 locations and franchises 56 additional units in 23 states. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique desserts. Contact information:
Diana Purcel (952) 294-1300 or diana.purcel@famousdaves.com.

         Certain matters discussed within this press release, including timing of the transactions, restaurant openings and expansion plans, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Famous Dave's of America, Inc. believes the expectation reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave's expectation include market conditions affecting Famous Dave's share price and whether and to what extent any share repurchases will be consummated, financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company's SEC reports.